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                     February 1, 2021

       Emeka N. Chukwu
       Chief Financial Officer
       SEMTECH CORP
       200 Flynn Road
       Camarillo, CA 9301-8790

                                                        Re: SEMTECH CORP
                                                            Form 10-K for the
Year Ended January 26, 2020
                                                            Filed March 20,
2020
                                                            File No. 001-06395

       Dear Ms. Chukwu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing